Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Audrey Lincoff
206-318-4025	206-447-7950 ext. 52690

Starbucks Announces Record Third Quarter Results; Raises Full Year 2004 EPS Target to $0.94-$0.95
Revenues Up 27 Percent; Net Earnings Increase By 44 Percent
Company Sets Aggressive Fiscal 2005 Targets Including 1,500 New Retail Locations

SEATTLE; July 21, 2004 – Starbucks Corporation (Nasdaq: SBUX) today announced record revenues and earnings for its fiscal third quarter ended June 27, 2004.

For the 13 weeks ended June 27, 2004, consolidated net revenues increased 27 percent to $1.3 billion from $1.0 billion for the same period in fiscal 2003. Net earnings for the 13 weeks ended June 27, 2004, increased 44 percent to $98 million from $68 million for the same period in fiscal 2003. Diluted earnings per share were $0.24 for the 13 weeks ended June 27, 2004, compared to $0.17 per share for the comparable period in fiscal 2003.

For the 39 weeks ended June 27, 2004, consolidated net revenues increased 28 percent to $3.8 billion from $3.0 billion for the same period in fiscal 2003. Net earnings for the 39 weeks ended June 27, 2004, increased 45 percent to $288 million from $199 million for the same period in fiscal 2003. Diluted earnings per share were $0.70 for the 39 weeks ended June 27, 2004, compared to $0.50 per share for the comparable period in fiscal 2003.

“Our third quarter financial results demonstrate the on-going strength of our business,” commented Orin Smith, president and ceo. “Starbucks operations are functioning at a more sophisticated level than ever before. Our consistently strong performance positions us well to achieve our aggressive fiscal 2005 goals – including an acceleration of store growth as we pursue the Company’s expanding global opportunity.”

Consolidated Financial and Operating Summary
 Company-operated retail revenues increased 26 percent to $1.1 billion for the 13 weeks ended June 27, 2004, from $878 million for the same period in fiscal 2003. The increase was primarily attributable to the opening of 651 new Company-operated retail stores in the last 12 months and comparable store sales growth of 11 percent for the quarter. The increase in comparable store sales was due to a 10 percent increase in the number of customer transactions and a one percent increase in the average dollar value per transaction.

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Specialty revenues increased 32 percent to $211 million for the 13 weeks ended June 27, 2004, compared to $159 million for the same period in fiscal 2003. Licensing revenues increased 33 percent to $139 million due to higher product sales and royalty revenues from opening 727 new licensed retail stores in the last 12 months, the acquisition of Seattle Coffee Company in the fiscal fourth quarter of 2003, and growth in the grocery and warehouse club business. Foodservice and other revenues increased 31 percent to $71 million primarily due to the acquisition of Seattle Coffee Company and growth in new and existing Starbucks foodservice accounts.

Cost of sales and related occupancy costs were unchanged at 41.1 percent of total net revenues for the 13 weeks ended June 27, 2004, compared to the corresponding period of fiscal 2003. Higher dairy and green coffee commodity costs were offset by efficiencies in supply chain distribution operations and leverage gained on fixed occupancy costs distributed over an expanded revenue base.

Store operating expenses as a percentage of Company-operated retail revenues decreased to 40.4 percent for the 13 weeks ended June 27, 2004, from 40.9 percent for the corresponding period of fiscal 2003 primarily due to higher costs in the prior year associated with regional leadership conferences and provisions for asset impairment for international Company-operated retail stores. In the fiscal second quarter of 2004, the Company held its first global leadership conference for retail management partners (employees), which replaced regional conferences held during the fiscal third quarter of 2003. The conferences are important investments in the development of the Company’s retail management partners (employees).

Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 21.0 percent of total specialty revenues for the 13 weeks ended June 27, 2004, compared to 22.5 percent in the corresponding period of fiscal 2003. This decrease was primarily due to leverage gained on payroll-related expenditures distributed over an expanded revenue base, partially offset by provisions for asset impairment related to integrating Seattle Coffee Company grocery operations into Starbucks distribution channels.

Depreciation and amortization expenses increased to $70.6 million for the 13 weeks ended June 27, 2004, compared to $59.8 million for the corresponding period of fiscal 2003. The increase was primarily due to the opening of 651 Company-operated retail stores in the last 12 months and higher depreciation expenses associated with the Company’s foodservice operations. As a percentage of total net revenues, depreciation and amortization expenses decreased to 5.4 percent for the 13 weeks ended June 27, 2004, from 5.8 percent for the same period in fiscal 2003.

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General and administrative expenses increased to $73.4 million for the 13 weeks ended June 27, 2004, compared to $58.1 million for the corresponding period of fiscal 2003. The increase was primarily due to additional staff to support the accelerated retail store growth. As a percentage of total net revenues, general and administrative expenses were unchanged at 5.6 percent for the 13 weeks ended June 27, 2004, and June 29, 2003.

Income from equity investees increased $5.6 million to $13.5 million for the 13 weeks ended June 27, 2004, from $7.8 million for the same period in fiscal 2003. The increase was primarily due to volume driven operating results for the North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks Double Shot® coffee drinks, and new licensed retail store openings, particularly in Japan. The July 2003 increase from five percent to 50 percent in the Company’s ownership interest in the Taiwan and Shanghai licensed operations also contributed to the growth.

Operating income increased 45.1 percent to $153.8 million for the 13 weeks ended June 27, 2004, compared to $106.0 million for the same period in fiscal 2003. Operating margin increased to 11.7 percent of total net revenues for the 13 weeks ended June 27, 2004, compared to 10.2 percent in the corresponding period of fiscal 2003, primarily due to reductions in store operating and depreciation and amortization expenses as a percentage of total net revenues.

Interest and other income decreased to $4.4 million for the 13 weeks ended June 27, 2004, from $5.1 million in the corresponding period of fiscal 2003, primarily due to lower gains realized on market revaluations of the Company’s trading securities.

Fiscal 2004 Targets

The Company also provided updated fiscal 2004 targets:

•	Starbucks continues to plan to open approximately 1,300 new stores on a global basis for fiscal 2004;

•	The Company continues to expect full year fiscal 2004 revenue growth in the range of 25 to 30 percent;

•	For the remainder of the fiscal year, Starbucks comparable store sales growth is likely to continue to exceed its target range of three to seven percent;

•	The Company continues to experience higher than normal dairy costs. Additionally, investments in store maintenance, infrastructure supporting accelerating store growth, and new business platforms, such as the music initiative that includes CD burning services and the Hear MusicTM Coffeehouse concept, are expected to continue during the fourth quarter, and;

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•	As a result of Starbucks strong third quarter performance, along with its current revenue and operating outlook for the fourth quarter of 2004, the Company is raising its full-year earnings per share target to $0.94 to $0.95. This new target range is $0.04 per share higher than the Company’s previous goal of $0.90 to $0.91 and is approximately $0.10 above Starbucks original fiscal 2004 target range of $0.83 to $0.85 per share. Both the new and previous target ranges include an approximate $0.02 per share benefit from the 53rd week in fiscal 2004. The entire benefit from the 53rd week will occur in the fourth quarter of 2004.

Fiscal 2005 Targets

Looking ahead, Starbucks introduced the following fiscal 2005 targets:

•	The Company is accelerating its store development plans and expects to open approximately 1,500 new stores on a global basis in fiscal 2005. In the United States, Starbucks plans to open approximately 550 Company-operated locations and 525 licensed locations. In International markets, Starbucks plans to open approximately 100 Company-operated stores and 325 licensed stores;

•	Starbucks is targeting total net revenue growth of approximately 20 percent, excluding the impact of the 53rd week in fiscal 2004;

•	The Company continues to believe comparable store sales growth in the range of three to seven percent is the right level to target. However, based on current business performance it is possible that comparable store sales growth may again exceed the Company’s target range during fiscal 2005;

•	Starbucks is targeting earnings per share of $1.12 to $1.15 for fiscal 2005. The earnings per share target range equates to 20 to 25 percent growth over $0.92 to $0.93 per share in fiscal 2004, which is the Company’s current year target adjusted for the $0.02 impact of the 53rd week, and;

•	Capital expenditures are expected to be in the range of $600 to $650 million in fiscal 2005, compared to the current target of $475 million in fiscal 2004.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current period classifications, and should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 23, 2003, for additional information regarding reclassifications within operating expenses.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	June 27,	June 29,	%	June 27,	June 29,
	2004	2003	Change	2004	2003
				As a % of total net revenues
	(in thousands, except per share data)			(unless otherwise indicated)
Net revenues:
Company-operated retail	$1,108,055	$877,754	26.2%	84.0%	84.7%
Specialty:
Licensing	139,195	104,340	33.4%	10.6%	10.0%
Foodservice and other	71,441	54,682	30.6%	5.4%	5.3%

Total specialty	210,636	159,022	32.5%	16.0%	15.3%

Total net revenues	1,318,691	1,036,776	27.2%	100.0%	100.0%
Cost of sales and related occupancy costs	542,148	425,709		41.1%	41.1%
Store operating expenses	448,029	359,250		(a) 40.4%	(a) 40.9%
Other operating expenses	44,259	35,748		(b) 21.0%	(b) 22.5%
Depreciation and amortization expenses	70,550	59,764		5.4%	5.8%
General and administrative expenses	73,357	58,108		5.6%	5.6%

Subtotal operating expenses	1,178,343	938,579

Income from equity investees	13,459	7,821		1.0%	0.8%

Operating income	153,807	106,018	45.1%	11.7%	10.2%
Interest and other income, net	4,424	5,115		0.3%	0.5%

Earnings before income taxes	158,231	111,133	42.4%	12.0%	10.7%
Income taxes(c)	60,127	42,777		4.6%	4.1%

Net earnings	$98,104	$68,356	43.5%	7.4%	6.6%

Net earnings per common share - diluted	$0.24	$0.17

Weighted average shares outstanding - diluted	412,289	402,664

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 13 weeks ended June 27, 2004, and the 13 weeks ended June 29, 2003, were 38.0 percent and 38.5 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended			39 Weeks Ended
	June 27,	June 29,	%	June 27,	June 29,
	2004	2003	Change	2004	2003
				As a % of total net revenues
	(in thousands, except per share data)			(unless otherwise indicated)
Net revenues:
Company-operated retail	$3,239,031	$2,536,557	27.7%	84.3%	84.7%
Specialty:
Licensing	395,211	295,581	33.7%	10.3%	9.9%
Foodservice and other	206,708	162,370	27.3%	5.4%	5.4%

Total specialty	601,919	457,951	31.4%	15.7%	15.3%

Total net revenues	3,840,950	2,994,508	28.3%	100.0%	100.0%
Cost of sales and related occupancy costs	1,582,534	1,236,968		41.2%	41.3%
Store operating expenses	1,279,826	1,008,690		(a) 39.5%	(a) 39.8%
Other operating expenses	128,759	103,785		(b) 21.4%	(b) 22.7%
Depreciation and amortization expenses	208,379	175,110		5.4%	5.8%
General and administrative expenses	223,756	178,603		5.8%	6.0%

Subtotal operating expenses	3,423,254	2,703,156

Income from equity investees	36,152	20,995		0.9%	0.7%

Operating income	453,848	312,347	45.3%	11.8%	10.4%
Interest and other income, net	11,317	10,850		0.3%	0.4%

Earnings before income taxes	465,165	323,197	43.9%	12.1%	10.8%
Income taxes(c)	176,762	124,447		4.6%	4.2%

Net earnings	$288,403	$198,750	45.1%	7.5%	6.6%

Net earnings per common share - diluted	$0.70	$0.50

Weighted average shares outstanding - diluted	410,587	400,544

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 39 weeks ended June 27, 2004, and the 39 weeks ended June 29, 2003, were 38.0 percent and 38.5 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 27,	September 28,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$383,373	$200,907
Short-term investments — Available-for-sale securities	311,847	128,905
Short-term investments — Trading securities	23,893	20,199
Accounts receivable, net of allowances of $4,970 and $4,809, respectively	122,760	114,448
Inventories	385,284	342,944
Prepaid expenses and other current assets	64,758	55,173
Deferred income taxes, net	79,776	61,453

Total current assets	1,371,691	924,029
Long-term investments – Available-for-sale securities	158,962	136,159
Equity and other investments	162,246	144,257
Property, plant and equipment, net	1,383,058	1,384,902
Other assets	59,076	52,113
Other intangible assets	25,948	24,942
Goodwill	63,311	63,344

TOTAL ASSETS	$3,224,292	$2,729,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$142,149	$168,984
Accrued compensation and related costs	198,504	152,608
Accrued occupancy costs	65,558	56,179
Accrued taxes	49,990	54,934
Other accrued expenses	137,680	101,800
Deferred revenue	124,374	73,476
Current portion of long-term debt	732	722

Total current liabilities	718,987	608,703
Deferred income taxes, net	44,993	33,217
Long-term debt	3,803	4,354
Other long-term liabilities	7,024	1,045
Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 600,000,000 shares; issued	1,025,289	959,103
and outstanding, 398,256,520 and 393,692,536 shares, respectively, (includes 1,697,100 common stock units in both periods) Other additional paid-in-capital	39,393	39,393
Retained earnings	1,358,086	1,069,683
Accumulated other comprehensive income	26,717	14,248

Total shareholders’ equity	2,449,485	2,082,427

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,224,292	$2,729,746

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	39 Weeks Ended
	June 27, 2004	June 29, 2003
OPERATING ACTIVITIES:
Net earnings	$288,403	$198,750
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	226,925	190,654
Provision for impairments and asset disposals	9,703	5,007
Deferred income taxes, net	(4,539)	(4,037)
Equity in income of investees	(18,031)	(7,568)
Tax benefit from exercise of non-qualified stock options	45,045	23,328
Net amortization of premium on securities	8,049	4,312
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(41,278)	(15,081)
Accounts payable	(28,617)	40,248
Accrued compensation and related costs	45,185	28,638
Accrued taxes	(5,169)	(6,326)
Deferred revenue	50,864	32,017
Other accrued expenses	28,968	30,824
Other operating assets and liabilities	(4,845)	(33,187)

Net cash provided by operating activities	600,663	487,579
INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(413,078)	(271,556)
Maturity of available-for-sale securities	107,943	132,558
Sale of available-for-sale securities	89,321	69,178
Net additions to equity, other investments and other assets	(4,366)	(8,807)
Net additions to property, plant and equipment	(221,111)	(259,179)

Net cash used by investing activities	(441,291)	(337,806)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	103,345	72,298
Principal payments on long-term debt	(540)	(525)
Repurchase of common stock	(82,204)	(61,242)

Net cash provided by financing activities	20,601	10,531

Effect of exchange rate changes on cash and cash equivalents	2,493	3,657

Net increase in cash and cash equivalents	182,466	163,961
CASH AND CASH EQUIVALENTS:
Beginning of period	200,907	99,677

End of the period	$383,373	$263,638

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$409	$226
Income taxes	$144,999	$112,381

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Store Data

The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period ended		39-week period ended		Stores open as of
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
United States:
Company-operated Stores	99	122	302	335	4,081	3,544
Licensed Stores	84	77	281	225	1,703	1,258

	183	199	583	560	5,784	4,802
International:
Company-operated Stores	27	24	89	71	856	742
Licensed Stores	75	60	222	224	1,479	1,197

	102	84	311	295	2,335	1,939

Total	285	283	894	855	8,119	6,741

Segment Results

Segment information is prepared on the same basis that the Company’s management internally reviews financial information for operational decision making purposes.

United States

United States operations (“United States”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise primarily through Company-operated retail stores. Specialty operations within the United States include retail store and other licensing operations, foodservice accounts and other initiatives related to the Company’s core businesses.

International

International operations (“International”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise through Company-operated retail stores in Canada, the United Kingdom, Thailand and Australia, as well as through retail store licensing operations and foodservice accounts in these and 30 other countries. International operations are in various early stages of development and have country-specific regulatory requirements that require a more extensive support organization relative to the current levels of revenue and operating income than the United States.

Unallocated Corporate

Unallocated corporate expenses pertain to certain functions, such as executive management, accounting, administration, tax, treasury, and information technology infrastructure, which are not specifically attributable to the Company’s operating segments and include related depreciation and amortization expenses.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the period ended (in thousands):

		% of		% of
		United		Inter-		% of
	United	States	Inter-	national	Unallocated	Total
13 Weeks Ended June 27, 2004	States	Revenue	national	Revenue	Corporate	Net Revenues	Consolidated
Net revenues:
Company-operated retail	$947,379	84.6%	$160,676	81.0%	$—	—%	$1,108,055
Specialty:
Licensing	106,031	9.4	33,164	16.7	—	—	139,195
Foodservice and other	66,859	6.0	4,582	2.3	—	—	71,441

Total specialty	172,890	15.4	37,746	19.0	—	—	210,636

Total net revenues	1,120,269	100.0	198,422	100.0	—	—	1,318,691
Cost of sales and related occupancy costs	442,402	39.5	99,746	50.3	—	—	542,148
Store operating expenses	388,337	41.0 (1)	59,692	37.2 (1)	—	—	448,029
Other operating expenses	37,711	21.8 (2)	6,548	17.3 (2)	—	—	44,259
Depreciation and amortization expenses	50,865	4.5	11,592	5.8	8,093	0.6	70,550
General and administrative expenses	20,260	1.8	12,032	6.1	41,065	3.1	73,357
Income from equity investees	8,530	0.8	4,929	2.5	—	—	13,459

Operating income/(loss)	$189,224	16.9%	$13,741	6.9%	$(49,158)	(3.7)%	$153,807

		% of		% of
		United		Inter-		% of
	United	States	Inter-	national	Unallocated	Total
13 Weeks Ended June 29, 2003	States	Revenue	national	Revenue	Corporate	Net Revenues	Consolidated
Net revenues:
Company-operated retail	$752,376	85.7%	$125,378	79.1%	$—	—%	$877,754
Specialty:
Licensing	73,967	8.4	30,373	19.2	—	—	104,340
Foodservice and other	52,005	5.9	2,677	1.7	—	—	54,682

Total specialty	125,972	14.3	33,050	20.9	—	—	159,022

Total net revenues	878,348	100.0	158,428	100.0	—	—	1,036,776
Cost of sales and related occupancy costs	338,403	38.5	87,306	55.1	—	—	425,709
Store operating expenses	311,877	41.5 (1)	47,373	37.8 (1)	—	—	359,250
Other operating expenses	29,239	23.2 (2)	6,509	19.7 (2)	—	—	35,748
Depreciation and amortization expenses	41,769	4.8	9,807	6.2	8,188	0.8	59,764
General and administrative expenses	11,709	1.3	10,930	6.9	35,469	3.4	58,108
Income from equity investees	5,286	0.6	2,535	1.6	—	—	7,821

Operating income/(loss)	$150,637	17.2%	$(962)	(0.6)%	$(43,657)	(4.2)%	$106,018

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the period ended (in thousands):

		% of		% of
		United		Inter-		% of
	United	States	Inter-	national	Unallocated	Total
39 Weeks Ended June 27, 2004	States	Revenue	national	Revenue	Corporate	Net Revenues	Consolidated
Net revenues:
Company-operated retail	$2,770,172	84.8%	$468,859	81.6%	$—	—%	$3,239,031
Specialty:
Licensing	301,804	9.2	93,407	16.3	—	—	395,211
Foodservice and other	194,383	6.0	12,325	2.1	—	—	206,708

Total specialty	496,187	15.2	105,732	18.4	—	—	601,919

Total net revenues	3,266,359	100.0	574,591	100.0	—	—	3,840,950
Cost of sales and related occupancy costs	1,289,341	39.5	293,193	51.0	—	—	1,582,534
Store operating expenses	1,106,830	40.0 (1)	172,996	36.9 (1)	—	—	1,279,826
Other operating expenses	109,411	22.1 (2)	19,348	18.3 (2)	—	—	128,759
Depreciation and amortization expenses	149,992	4.6	33,740	5.9	24,647	0.6	208,379
General and administrative expenses	55,261	1.7	36,514	6.4	131,981	3.5	223,756
Income from equity investees	21,647	0.7	14,505	2.5	—	—	36,152

Operating income/(loss)	$577,171	17.7%	$33,305	5.8%	$(156,628)	(4.1)%	$453,848

		% of		% of
		United		Inter-		% of
	United	States	Inter-	national	Unallocated	Total
39 Weeks Ended June 29, 2003	States	Revenue	national	Revenue	Corporate	Net Revenues	Consolidated
Net revenues:
Company-operated retail	$2,186,214	85.6%	$350,343	79.6%	$—	—%	$2,536,557
Specialty:
Licensing	213,906	8.4	81,675	18.6	—	—	295,581
Foodservice and other	154,242	6.0	8,128	1.8	—	—	162,370

Total specialty	368,148	14.4	89,803	20.4	—	—	457,951

Total net revenues	2,554,362	100.0	440,146	100.0	—	—	2,994,508
Cost of sales and related occupancy costs	997,222	39.0	239,746	54.5	—	—	1,236,968
Store operating expenses	877,707	40.1 (1)	130,983	37.4 (1)	—	—	1,008,690
Other operating expenses	84,580	23.0 (2)	19,205	21.4 (2)	—	—	103,785
Depreciation and amortization expenses	123,302	4.8	28,165	6.4	23,643	0.8	175,110
General and administrative expenses	33,354	1.3	33,326	7.6	111,923	3.7	178,603
Income from equity investees	15,893	0.6	5,102	1.2	—	—	20,995

Operating income/(loss)	$454,090	17.8%	$(6,177)	(1.4)%	$(135,566)	(4.5)%	$312,347

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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United States

United States total net revenues increased by $242 million, or 28 percent, to $1.1 billion for the 13 weeks ended June 27, 2004, compared to $878 million for the corresponding period of fiscal 2003. United States Company-operated retail revenues increased $195 million, or 26 percent, to $947 million for the 13 weeks ended June 27, 2004, compared to $752 million for the corresponding period of fiscal 2003, primarily due to the opening of 537 new Company-operated retail stores in the last 12 months and comparable store sales growth of 12 percent for the 13 weeks ended June 27, 2004. The increase in comparable store sales was due to an 11 percent increase in the number of customer transactions and a one percent increase in the average dollar value per transaction.

Total United States specialty revenues increased $47 million, or 37 percent, to $173 million for the 13 weeks ended June 27, 2004, compared to $126 million in the corresponding period of fiscal 2003. Licensing revenues increased $32 million, or 43 percent, to $106 million from $74 million in fiscal 2003. This increase was primarily due to higher product sales and royalty revenues as a result of opening 445 new licensed retail stores in the last 12 months, the acquisition of Seattle Coffee Company in the fiscal fourth quarter of 2003, and volume driven growth in the grocery and warehouse club business as a result of an expanded agreement with Kraft to include the addition of six new Starbucks coffees. Foodservice and other revenues increased $15 million, or 29 percent, to $67 million from $52 million in fiscal 2003, due to both the addition of Seattle Coffee Company foodservice accounts as well as the growth in new and existing Starbucks foodservice accounts.

United States operating income increased 25.6 percent to $189.2 million for the 13 weeks ended June 27, 2004, from $150.6 million for the same period in fiscal 2003. Operating margin decreased to 16.9 percent of related revenues from 17.2 percent in the corresponding period of fiscal 2003, primarily due to higher dairy costs, partially offset by reductions in occupancy and most other operating expenses as a percentage of related revenues.

International

International total net revenues increased by $40 million, or 25 percent, to $198 million for the 13 weeks ended June 27, 2004, compared to $158 million for the corresponding period of fiscal 2003. International Company-operated retail revenues increased by $35 million, or 28 percent, to $161 million for the 13 weeks ended June 27, 2004, compared to $125 million for the corresponding period for fiscal 2003, primarily due to the opening of 114 new Company-operated retail stores in the last 12 months, the weakening of the United States dollar against both the British pound sterling and Canadian dollar, and comparable store sales growth of seven percent for the 13 weeks ended June 27, 2004. The increase in comparable store sales resulted from a six percent increase in the number of customer transactions and a one percent increase in the average dollar value per transaction.

Total international specialty revenues increased $5 million, or 14 percent, to $38 million for the 13 weeks ended June 27, 2004, compared to $33 million in the corresponding period of fiscal 2003. The increase was primarily due to higher product sales and royalty revenues from opening 282 new licensed retail stores in the last 12 months.

International operating income increased to $13.7 million for the 13 weeks ended June 27, 2004, from an operating loss of $1.0 million in the corresponding period of fiscal 2003. Operating margin increased to a positive 6.9 percent of related revenues from a negative 0.6 percent in the corresponding period of fiscal 2003, primarily due to greater efficiency throughout the organization. Excluding Canadian operations, operating income increased to $5.4 million for the 13 weeks ended June 27, 2004, compared to an operating loss of $7.5 million in the corresponding period of fiscal 2003.

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Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman and chief global strategist, Orin Smith, president and chief executive officer, Michael Casey, executive vice president and chief financial officer and Jim Donald, president, North America. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone from approximately 5:30 p.m. Pacific time today through 5:30 p.m. Pacific time on July 28, 2004, by calling 1-800-642-1687, reservation number 8669044, or via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific time on Thursday, August 19, 2004 at the following URL: http://www.starbucks.com/aboutus/investor.asp.

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world, with more than 8,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative premium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2003.

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